Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Woodward, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001455 per share	Other	800,000	$117.40(2)	$93,920,000.00	0.0000927	$8,706.38
Total Offering Amounts					$93,920,000.00		$8,706.38
Total Fee Offsets							–
Net Fee Due							$8,706.38

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant’s Amended and Restated 2017 Omnibus Incentive Plan by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock (“Common Stock”).

(2)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $117.40 per share, which is the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Select Market LLC, on February 10, 2022.